Registration No. 333-120495
MTN No. 596 Rule 424(b)(2)

PRICING SUPPLEMENT No. 1 Dated March 4, 2005 (To Prospectus dated December 17, 2004)
$10,000,000,000
HSBC F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $850,000,000
Price to Public: 99.746%	Proceeds to HFC: 99.546%
Issue Date: March 11, 2005	Stated Maturity: March 11, 2008
Interest Rate: 4.125%
Redeemable On or After: Not Applicable
Interest Payment Dates: On the 11th of March and September of each year, commencing September 11, 2005, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Calculation Agent: JPMorgan Chase Bank, N.A.

Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$680,000,000	DTC 2467
ABN AMRO Incorporated	$85,000,000
UBS Securities LLC	$85,000,000
Agent's Discount or Commission: .20%	CUSIP: 40429JAA5